Exhibit 10.1
October 3, 2008
Mr. James R. Bednark
Vice President
Wells Fargo Bank, National Association
Portland Regional Commercial Banking Office
1300 S.W. Fifth Avenue
MAC P6101-133
Portland, Oregon 97208

Re:	Amended and Restated Credit Agreement between LaCrosse Footwear, Inc. (“LaCrosse Footwear”) and Wells Fargo Bank, National Association (“Bank”) dated as of September 6, 2006, as amended (“Credit Agreement”).
Dear Jim:
     Thank you for your cooperation with our developments in Denmark. This letter confirms our understanding on that and other matters and serves to amend the Credit Agreement and certain other Loan Documents as follows:
     Denmark Subsidiary
     LaCrosse Footwear has formed a subsidiary corporation, LaCrosse Europe, Inc., an Oregon corporation (“LaCrosse Europe”) and has made an equity contribution of DKK 125,000 thereto, and LaCrosse Europe has formed a subsidiary corporation, LaCrosse Europe ApS, a Denmark private limited company (“LaCrosse Denmark”) and has made an equity contribution of DKK 125,000 thereto. Sections 5.5 and 5.7 of the Credit Agreement are hereby deemed amended to permit the formation of LaCrosse Europe and LaCrosse Denmark and the above-described equity contributions made in connection therewith.
     LaCrosse Footwear has entered into a long term revolving loan agreement with LaCrosse Denmark for the extension of credit to LaCrosse Denmark in the maximum principal amount outstanding at any time of U.S.$5,000,000, under which loan advances will accrue interest at the floating rate per annum equal to the Official Discount Rate of the Danish National Bank from time to time, plus four percent, and which shall be repaid, with interest, not later than July 31, 2013. LaCrosse Footwear also has an informal agreement/arrangement with LaCrosse Denmark for short term extensions of credit to LaCrosse Denmark (to support sales of product from LaCrosse Footwear to LaCrosse Denmark) in the maximum principal amount outstanding at any time of U.S.$2,000,000 (average balance will approximate $600,000 from February through July, and will build to a peak season maximum in October of $2,000,000) under which each loan advance shall be repaid on demand, or, if no demand is made, within ninety days after the loan advance is made, which shall not accrue interest. LaCrosse Footwear will extend credit to LaCrosse Denmark from time to time under the foregoing agreements. Section 5.7 of the Credit Agreement is hereby deemed amended to permit the entering into and extensions of credit by LaCrosse Footwear pursuant to both such agreements up to the respective maximum amounts set forth above.
     LaCrosse Denmark acquired certain assets including: inventory, business system, and customer list from Attemosegaard Administration ApS (“Distributor”) in consideration for a payment of DKK14,881,184 (the “Acquisition Price”). In connection with the transaction, LaCrosse Footwear has contributed to LaCrosse Europe an account receivable payable by Distributor in the amount of DKK2,438,825 (the “Account Receivable”), and LaCrosse Europe has contributed the Account Receivable to LaCrosse Denmark in the form of an equity contribution. The Acquisition Price was paid for by means of cancellation by LaCrosse Denmark of the Account Receivable, and by means of an advance under the long term revolving line of credit extended to it by LaCrosse Footwear. Sections 5.5 and 5.7of the Credit Agreement is hereby deemed amended to permit the contributions of the Account Receivable as set forth herein.
     LaCrosse Footwear and the Bank are agreed that LaCrosse Europe and LaCrosse Denmark are not “Subsidiaries” as that term is defined in the Credit Agreement. LaCrosse Europe shall not be deemed to be a Subsidiary until it represents five percent or more of the consolidated assets or consolidated revenues of LaCrosse Footwear, and at such time as it becomes a Subsidiary, it shall grant a security interest as contemplated in the Credit Agreement, provided, however, that it shall not be required to grant a security interest in, or pledge or assign more than sixty-five percent of its interest in,

LaCrosse Denmark. LaCrosse Denmark shall not be deemed to be a Subsidiary until it represents five percent or more of the consolidated assets or consolidated revenues of LaCrosse Footwear, and shall not be required to guaranty or grant security for any of the obligations of LaCrosse Footwear under the Loan Documents.
     LaCrosse International, Inc.
     Our wholly-owned subsidiary LaCrosse International, Inc. an Oregon corporation (“LaCrosse International”) renders quality control and sourcing services to LaCrosse Footwear in China. LaCrosse Footwear advances funds to LaCrosse International, which accrue interest at the rate of 8.5 percent, to enable it to pay its expenses. LaCrosse International charges LaCrosse Footwear for the services it provides, at a rate of costs plus a 5 percent profit. On an annual basis, the charges and the advances and interest are credited against each other. The sum of the equity investment of LaCrosse Footwear in LaCrosse International and the net obligations owed to LaCrosse Footwear from LaCrosse International have not exceeded $1,000,000, however, the net obligations may increase to as much as $1,250,000 by the end of 2008. Sections 5.5 and 5.7 of the Credit Agreement are hereby deemed amended to permit the investment and obligations described hereinabove, subject to the condition that the sum of the equity investment of LaCrosse Footwear in LaCrosse International and the net obligations owed to LaCrosse Footwear from LaCrosse International shall not exceed $1,250,000.
     Indiana Distribution Facility
     LaCrosse Footwear intends to consolidate some warehouse and distribution operations (located currently in La Crosse, Wisconsin) at a new facility to be built at Whitestown, Indiana and leased to LaCrosse Footwear (“Distribution Center”). The Distribution Center is to be a building located on approximately 27.2 acres of land. A draft project site plan and premises site plan are attached to this letter as Exhibits A-1 and A-2. The address of the Distribution Center has recently been assigned. Further, the address of the chief executive office of LaCrosse Footwear is as stated in the current form of the Credit Agreement. Accordingly, we are agreed that the last two paragraphs of the Security Agreement granted by LaCrosse Footwear to the Bank dated as of April 15, 2004 (as amended from time to time the “Security Agreement”) are amended and restated in their entirety as follows:
Debtor warrants that the address of its chief executive office is 17634 NE Airport Way, Portland OR 97230, or such other address of which the Debtor notifies the Bank from time to time.
Debtor warrants that the tangible Collateral (except goods in transit or in possession of repairmen) is located or domiciled at the above or at any of the following additional addresses: 12722 NE Airport Way, Portland, OR 97230; 18550 NE Riverside Parkway, Portland, OR 97230; 1629 Caledonia Street, LaCrosse, WI 54603; 1325 St. Andrew St., LaCrosse, WI 54603; 1320 St. Andrew St., LaCrosse, WI 54603; 401 Washington St., Claremont, NH 03743, or the Debtor’s distribution center at Whitestown, IN, 5352 Performance Way, Whitestown, IN 46075, and such other addresses of which the Debtor notifies the Bank from time to time.
     Likewise, LaCrosse Footwear’s subsidiary Danner, Inc., a Wisconsin corporation, has changed the address of its chief executive office and an address at which it stores inventory and property. Accordingly, we are agreed that the last two paragraphs of the Security Agreement it signed in favor of the Bank dated as of April 15, 2004 are amended and restated in their entirety as follows:
Debtor warrants that the address of its chief executive office is 17634 NE Airport Way, Portland OR 97230, or such other address of which the Debtor notifies the Bank from time to time.
Debtor warrants that the tangible Collateral (except goods in transit or in possession of repairmen) is located or domiciled at the above or at the following additional address: 12722 NE Airport Way, Portland, OR 97230, and such other addresses of which the Debtor notifies the Bank from time to time.
     The purpose of this letter is to confirm that the Bank and LaCrosse Footwear accept and approve the foregoing. Except as amended pursuant to the terms of the letter, all terms and conditions of the Loan Documents remain in full force and effect, without waiver or modification. To the extent that any of the foregoing situations, facts or activities may have required a waiver or consent from Wells Fargo heretofore under the Loan Documents (prior to the effectiveness of the amendments set forth herein), or constitute or constituted defaults thereunder, Wells Fargo hereby grants such waivers and consents and waives any and all such defaults.

     Unless otherwise provided herein, all terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. The parties acknowledge and agree that as used herein and in the Credit Agreement and the other Loan Documents, the term “Loan Documents” means the Credit Agreement, all other agreements evidencing and securing the loan evidenced by the Credit Agreement, and all related agreements, as amended, assigned, assumed, restated, renewed, or otherwise modified from time to time, including, without limitation, this letter.
     LaCrosse Footwear hereby renews its representations and warranties contained in the Credit Agreement and Security Agreement and reaffirms all covenants set forth therein. LaCrosse Footwear further certifies that, except to the extent any exist and are waived herein, as of the date of this letter there exists no Event of Default, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default. LaCrosse Footwear acknowledges that:
UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.
     We ask that you sign a copy of this letter where indicated below to confirm our agreement as set forth above and that you return to us an original signature or a copy thereof. If you have any questions concerning this letter, please do not hesitate to contact the undersigned.
Very Truly Yours
LaCrosse Footwear, Inc.
/s/ David Carlson
David Carlson
Executive Vice President/
Chief Financial Officer
Accepted and agreed to
the 3 day of October, 2008
WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ James R. Bednark
James R. Bednark
Vice President